Rule 424(b)(3)
Registration Statement No. 333-123926
PROSPECTUS
OFFER TO EXCHANGE
4.80% 2005 Series A Senior Notes due 2015
and
5.45% 2005 Series B Senior Notes due 2035
       The exchange offer will expire at 5:00 p.m. New York City time on August 15, 2005, unless we extend the exchange offer in our sole discretion.
Terms of the Exchange Offer

      We are offering to exchange new registered 4.80% 2005 Series AR Senior Notes due 2015 for all of our old unregistered 4.80% 2005 Series A Senior Notes due 2015 and 5.45% 2005 Series BR Senior Notes due 2035 for all of our old unregistered 5.45% 2005 Series B Senior Notes due 2035.
      The terms of each series of exchange notes to be issued in the exchange offer are substantially identical to the respective series of outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes will not apply to the exchange notes.
      The exchange notes will have the same financial terms and covenants as the outstanding notes, and will be subject to the same business and financial risks. Any outstanding notes not validly tendered will remain subject to existing transfer restrictions. The exchange of notes should not be a taxable event for U.S. federal income tax purposes.
      We will not receive any proceeds from the exchange offer.
      We will exchange the exchange notes for all outstanding notes that are validly tendered and not withdrawn by you at any time prior to the expiration of the exchange offer as described in this prospectus.
      The exchange notes will not be listed on any securities exchange or included in any automatic quotation system.
      This investment involves risk. You should carefully consider the risk factors beginning on page 8 of this prospectus.
       We are not asking you for a proxy and you are requested not to send us a proxy.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 18, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any document incorporated by reference is accurate only as of its date. Detroit Edison’s business, financial condition, results of operations and prospects may have changed since such date.
      We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.

      We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 under the Securities Act of 1933 (“Securities Act”), and the rules and regulations promulgated under the Securities Act, with respect to the exchange of outstanding notes for exchange notes under this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement and the attached exhibits and schedules. The statements contained in this prospectus as to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete. Accordingly, each of those statements is qualified in all respects by reference to the full text of the contract, agreement or document filed as an exhibit to the registration statement or otherwise filed with the SEC.
      References in this prospectus to “Detroit Edison,” “we,” “us” and “our” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries.
      Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for old securities where such old securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. Detroit Edison has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.
      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the SEC, including our Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 2004 and our Current Report on Form 10-Q for the quarter ended March 31, 2005 which are incorporated by reference herein.
      The factors that may impact forward-looking statements include, but are not limited to, the following:

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	economic climate and growth or decline in the geographic areas where we do business;

•	environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith;

•	nuclear regulations and operations associated with nuclear facilities;

•	implementation of the electric Customer Choice program;

•	impact of electric utility restructuring in Michigan, including legislative amendments;

•	employee relations and the impact of collective bargaining agreements;

•	unplanned outages;

•	access to capital markets and capital market conditions and the results of other financing efforts that can be affected by credit agency ratings;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	changes in the cost and availability of coal and other raw materials, and purchased power;

•	effects of competition;

•	impact of regulation by the Federal Energy Regulatory Commission (“FERC”), the Michigan Public Service Commission (“MPSC”), the Nuclear Regulatory Commission (“NRC”) and other applicable governmental proceedings and regulations;

•	changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits;

•	the ability to recover costs through rate increases;

•	the availability, cost, coverage and terms of insurance;

•	the cost of protecting assets against or damage due to terrorism;

•	changes in accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues;

ii

•	uncollectible accounts receivable; and

•	changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to Detroit Edison.
      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

iii

SUMMARY
      This summary highlights important information about The Detroit Edison Company and this offering. It does not contain all the information that is important to you. You should read this entire prospectus, including the information set forth in “Risk Factors” and all the information incorporated by reference in this prospectus, before making an investment decision.
The Detroit Edison Company
      Detroit Edison, a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy, is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600 square mile area in southeastern Michigan. DTE Energy, a Michigan corporation incorporated in 1995, is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended.
      We have operated our businesses through two strategic business units (Energy Resources — Power Generation and Energy Distribution — Power Distribution), as described below. In 2005, DTE Energy expects to realign its business units to strengthen its focus on customer relationships and growth within its non-utility businesses. As a result of this realignment, Detroit Edison expects to operate as a single business unit. Based on this structure, we will set strategic goals, allocate resources and evaluate performance. This realignment is not expected to have a material impact on Detroit Edison’s financial results or operations.
      Our business and assets are subject to regulation by numerous federal and state governmental agencies, including, among others, the FERC, the MPSC, the NRC and the Environmental Protection Agency.
Energy Resources — Power Generation
      Power generation comprises our utility power generation business and plants. Electricity is generated from our numerous fossil plants, our hydroelectric pumped storage plant and our nuclear plant, and purchased from electricity generators, suppliers and wholesalers. The electricity we produce and purchase is sold to four major classes of customers: residential, commercial, industrial and wholesale, principally throughout Michigan, the Midwest and Ontario, Canada.
Energy Distribution — Power Distribution
      Our electric distribution services comprise our regulated power distribution unit. This business distributes electricity generated by the Energy Resources’ power generation unit and alternative electric suppliers to our 2.1 million customers in southeastern Michigan.
      The mailing address of Detroit Edison’s principal executive office is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.

The Exchange Offer
      On February 7, 2005, we completed the initial private placement of the outstanding notes. References to the “notes” in this prospectus are references to both the outstanding notes and the exchange notes. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes.

The Initial Private Placement of Outstanding Notes	We sold the outstanding notes on February 7, 2005, to Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial private placement of the outstanding notes, we entered into a registration rights agreement (the “Registration Rights Agreement”) for the exchange offer. In the Registration Rights Agreement, we agreed, among other things, to file with the SEC an exchange offer registration statement and to use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act within 180 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the Registration Rights Agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes, except as otherwise provided in the Registration Rights Agreement.

If we do not comply with, among other things, our obligation to cause the exchange offer registration statement to become effective under the Securities Act within 180 days of issuing the outstanding notes, we will pay additional interest at a rate of 0.25% per year during the first 90-day period immediately following the occurrence of the registration default, increasing by an additional 0.25% per year with respect to each subsequent 90-day period, up to a maximum of 0.50% per year, until all registration defaults have been cured. For more details, see “The Exchange Offer — Additional Interest.”

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on February 7, 2005, in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are properly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange note from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives new securities for its own account in exchange for securities, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on July 18, 2005.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, August 15, 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See “Exchange Offer — Conditions.” Other than United States federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer.

Procedures for Tendering Outstanding Notes	We issued the outstanding notes as global securities. When the outstanding notes were issued, we deposited the global notes representing the outstanding notes with J.P. Morgan Trust Company, National Association, as book-entry depositary. J.P. Morgan Trust Company, National Association issued a certificateless depositary interest in each global note we deposited with it, which represents a 100% interest in the notes, to The Depository Trust Company, known as DTC. Beneficial interests in the outstanding notes, which are held by direct or indirect participants in DTC through the certificateless depositary interest, are shown on records maintained in book-entry form by DTC.

You may tender your outstanding notes through book-entry transfer in accordance with DTC’s Automated Tender Offer Program, known as ATOP. To tender your outstanding notes by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding notes to the exchange agent or comply with the procedures for guaranteed delivery. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more information.

Do not send letters of transmittal and certificates representing outstanding notes to us. Send these documents only to the exchange agent. See “The Exchange Offer — Exchange Agent” for more information.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on August 15, 2005.

Certain United States Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes should not constitute a taxable event for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences of the exchange to you.

Consequences of Failure to Exchange	Outstanding notes that are eligible for the exchange offer and not tendered will be subject to the existing transfer restrictions on such notes after the exchange offer. We will have no further obligation to register the outstanding notes except as otherwise provided in the Registration Rights Agreement. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	J.P. Morgan Trust Company, National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Exchange Notes
      The following is a brief summary of certain terms of the exchange notes. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.” Capitalized terms used but not defined in this summary shall have the meanings given to such terms elsewhere in this prospectus.

The Issuer	The Detroit Edison Company.

Offered Notes	$200,000,000 aggregate principal amount of 4.80% 2005 Series AR Senior Notes due 2015 and $200,000,000 aggregate principal amount of 5.45% 2005 Series BR Senior Notes due 2035.

Maturity	The 4.80% notes will mature on February 15, 2015, and the 5.45% notes will mature on February 15, 2035.

Interest Payment Dates	Interest on each exchange note will accrue from the last date as to which interest was paid on the outstanding note surrendered or, if no interest has been paid, from the original issue date of the outstanding note. Interest on the exchange notes is payable in arrears on February 15 and August 15 of each year, beginning August 15, 2005.

Optional Redemption	The exchange notes of each series may be redeemed at our option, in whole or in part, at any time at the respective redemption prices described in this prospectus. See “Description of Exchange Notes — Redemption — Optional Redemption.”

Security	We will issue a series of our general and refunding mortgage bonds, which we refer to as mortgage bonds, to secure each series of exchange notes. We refer to these bonds as the related series of mortgage bonds. On the date, which we refer to as the release date, that we have retired all of our mortgage bonds, other than mortgage bonds subject to the release provisions described in this prospectus, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, each as defined in this prospectus, the exchange notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture. The indenture does not specify the type or value of property to be covered by the substitute mortgage or the priority of the lien thereof on such property nor does it limit the amount of the substitute mortgage bonds that can be issued thereunder. In any event, until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.

As of December 31, 2004, other than the related series of mortgage bonds to be issued to secure the exchange notes offered hereby (but including the series of mortgage bonds securing the outstanding notes subject to the exchange offer), we had outstanding $1.99 billion of mortgage bonds that were issued as security for our senior notes, and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of December 31, 2004, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $1.23 billion, or 13.3% of our Net Tangible Assets and 20.8% of our Capitalization, of which approximately $523 million aggregate principal amount will not mature or be subject to redemption at our option prior to September 2011. Therefore, the release date is not expected to occur before September 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds except for (a) mortgage bonds subject to the release provisions (including the related series of mortgage bonds) and (b) outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization.

Ratings	The exchange notes have been assigned a rating of A- by Fitch Ratings. For a description of factors affecting our credit ratings, see “Risk Factors.” Ratings reflect only the rating agency’s views and are not recommendations to buy, sell or hold the exchange notes. Fitch Ratings may revise or withdraw its rating on the exchange notes, and, accordingly, there can be no assurance that the ratings assigned to the exchange notes upon initial issuance or at any other time will not be lowered or withdrawn by a rating agency at any time thereafter.

Risk Factors	Your investment in the exchange notes will involve risks as does your current investment in the outstanding notes. See “Risk Factors” in this prospectus and the other information in this prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page ii of this prospectus.

Summary Consolidated Financial Data
      The following table sets forth our summary consolidated financial data on a historical basis for the quarters ended March 31, 2005 and March 31, 2004 and for the fiscal years ended December 31, 2000 through December 31, 2004. The year-end financial data have been derived from our audited financial statements. The financial data for the interim periods have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments consisting of normal recurring accruals, necessary for a fair presentation of the financial data. Financial results for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Narrative Analysis of Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein. See “Where You Can Find More Information.”

	Quarter Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited) (In millions)
Income Statement
Operating revenues	$990	$886	$3,568	$3,695	$4,054	$4,044	$4,129
Operating expenses	841	741	3,051	3,021	3,195	3,408	3,256
Net income	55	44	150	246	356	233	411
Balance Sheet (end of period)
Total assets	12,798	12,686	12,842	12,549	11,488	11,253	10,986
Long-term debt and capital lease obligations	2,942	2,573	2,560	2,766	2,965	2,740	3,104
Securitization bonds	1,345	1,446	1,400	1,496	1,585	1,673	—
Quarterly income debt securities	—	385	385	385	385	385	385
Common shareholder’s equity	2,957	3,098	2,979	2,963	2,122	2,458	3,723

RISK FACTORS
      An investment in the exchange notes involves risks. You should carefully consider the following information, together with the other information in this prospectus and the documents that are incorporated by reference herein (including the “Risk Factors” set forth in our Annual Report on Form 10-K, as amended by Form 10-K/ A, for the year ended December 31, 2004), about risks concerning the exchange notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus.
Risks Relating to the Exchange Offer

If you do not exchange your outstanding notes for exchange notes, your ability to sell the outstanding notes will be restricted.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. If you are still holding any outstanding notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have such outstanding notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not (except in certain limited circumstances) be required, and we do not intend, to register the outstanding notes under the Securities Act. In addition, if you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining outstanding notes would be adversely affected.

If you do not comply with the exchange offer procedures, you will be unable to obtain the exchange notes.
      We will issue the exchange notes in exchange for the outstanding notes only after we have timely received your outstanding notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities in the tender of outstanding notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on August 15, 2005, or on a later extended date and time as we may decide.

The exchange notes may not be freely tradeable by you.
      Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, that you acquired your exchange notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of such exchange notes. However, we have not submitted a no-action letter to the SEC regarding this exchange offer and we cannot assure you that the SEC would make a similar determination with respect to this exchange offer. If you are an affiliate of ours, engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the exchange notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer — Resale of the Exchange Notes.”

Risks Related to the Exchange Notes

The release of the related series of mortgage bonds on the release date could have an adverse effect on the market value of the exchange notes.
      On the release date, the related series of mortgage bonds will no longer secure the exchange notes, and the exchange notes will, at our option, either become unsecured general obligations or be secured on currently unspecified terms by substitute mortgage bonds issued under a substitute mortgage. See “Description of Exchange Notes — Provisions Applicable to Indenture — Release Date” below. It is possible that the release of the related series of mortgage bonds could have an adverse effect on the market value of the exchange notes. This same risk is applicable to the currently outstanding notes subject to the exchange offer.

We cannot assure you that an active trading market will develop for the exchange notes.
      There can be no assurance that a market for the exchange notes will develop. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the exchange notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.
Risks Related to Our Business

Michigan’s electric Customer Choice Program is negatively impacting our financial performance.
      Without regulatory relief or legislative changes, the Michigan electric Customer Choice program will continue to have a negative impact on our financial performance. The electric Customer Choice program, as originally contemplated in Michigan, anticipated an eventual transition to a totally deregulated and competitive environment where customers would be charged market-based rates for their electricity. The MPSC has continued to regulate electric rates for some of our customers, while alternative suppliers can charge market-based rates. In addition, such regulated electric rates for certain groups of our customers exceed the cost of service to those customers. This has resulted in high levels of participation in the electric Customer Choice program by those customers that have the highest price relative to their cost of service. While lost margins, sometimes referred to as stranded costs, may be recoverable in whole or in part through the regulatory process, there can be no assurances that legislative changes or the MPSC will allow for recovery of stranded costs.
      Even with the Customer Choice-related rate relief received in Detroit Edison’s 2004 rate orders, there continues to be considerable financial risk associated with the Customer Choice program. Choice migration is sensitive to market price, transition charges and electric bundled price increases.

Weather significantly affects our operations.
      Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Damage due to ice storms, tornadoes, or high winds can damage our infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be recoverable through the regulatory process.

Our operations continue to be negatively affected by competition.
      Deregulation and restructuring in the electric industry has resulted in increased competition and unrecovered costs that have affected and may continue to affect our financial condition, results of operations or cash flows. We are a regulated public utility, and this regulation has hindered our ability to retain customers in a competitive marketplace.

We are subject to rate regulation.
      We operate in a regulated industry. Our electric rates are set by the MPSC and the FERC and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.

Adverse changes in our credit ratings may negatively affect us.
      Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance could result in credit agencies reexamining our credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs.

Regional and national economic conditions may unfavorably impact us.
      Our business follows the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of electricity we supply will result in decreased earnings and cash flow. Economic conditions in our service territory also impact our collections of accounts receivable and financial results.

Environmental laws and liability may be costly.
      We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge, and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We may also incur liabilities because of emission of gases from our generating facilities that may cause changes in the climate. The regulatory environment is subject to significant change and, therefore, we cannot predict future issues.
      Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.
      Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

Operation of a nuclear facility subjects us to risk.
      Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.

The supply and price of fuel and other commodities may impact our financial results.
      We are dependent on coal for much of our electrical generating capacity. Price fluctuation and coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity. We have hedging strategies in place to mitigate negative fluctuations in commodity supply prices but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.

A work interruption may adversely affect us.
      Unions represent approximately 3,900 of our employees. A union choosing to strike as a negotiating tactic would have an impact on our business. Of our represented employees, 3,400 are under a three year contract that was ratified in 2004. The contract of the remaining represented employees expires in August 2005. We have begun negotiations on that labor contract and cannot predict the outcome.

Unplanned power plant outages may be costly.
      Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.

Our ability to access capital markets at attractive interest rates is important.
      Our ability to access capital markets is important to operate our business. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and negatively impact our financial performance.

Property tax reform may be costly.
      We are one of the largest payers of property taxes in the State of Michigan. Should the legislature change how schools are financed, we could face increased property taxes on our Michigan facilities.

We may not be fully covered by insurance.
      While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.

Terrorism could affect our business.
      Damage to downstream infrastructure or our own assets by terrorist groups would impact our operations. We have increased security as a result of recent events and further security increases are expected.

Failure to successfully implement new information systems could interrupt our operations.
      Our business depends on numerous information systems for operations and financial information and billings. We are in the process of launching the first phase of our DTE2 project, a multiyear Company-wide initiative to improve existing processes and implement new core information systems. Failure to successfully implement DTE2 could interrupt our operations.

USE OF PROCEEDS
      This exchange offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.
      The net proceeds of the initial private placement of the outstanding notes were used to redeem approximately $385 million of outstanding debt securities, maturing between 2026 and 2028 and having interest rates per annum between 7.375% and 7.625%, and for general corporate purposes.
RATIOS OF EARNINGS TO FIXED CHARGES
      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Quarter Ended
	March 31,	Year Ended December 31,

	2005	2004	2003	2002	2001	2000

Ratios of Earnings to Fixed Charges	2.18	1.73	2.35	2.66	2.02	2.88
      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges; and

•	“fixed charges,” which consist of total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

THE EXCHANGE OFFER
      We initially sold the outstanding notes to Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and Scotia Capital (USA) Inc. (the “initial purchasers”) pursuant to a purchase agreement between us and them. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.
Exchange Offer Registration
      We entered into the Registration Rights Agreement in connection with the initial offering, pursuant to which we agreed, for the benefit of the holders of the outstanding notes, at our cost to:

•	within 90 days following the original issue date of the outstanding notes, prepare and file with the SEC an exchange offer registration statement with respect to the exchange offer and the issuance and delivery to the holders, in exchange for the outstanding notes of each series, of a series of exchange notes, which will have terms identical in all material respects to the outstanding notes of such series, except that the exchange notes will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;

•	use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days of the original issue date of the outstanding notes;

•	use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

•	use our reasonable best efforts to cause the exchange offer to be consummated not later than 60 days following the effectiveness of the exchange offer registration statement.
      The exchange notes will be issued under the indenture, as described below. Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for surrender of the outstanding notes. We will keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the notes of the related series, or longer if required by applicable law.
      For each outstanding note surrendered to us pursuant to the exchange offer and not withdrawn by the holder, the holder of the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last date as to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes.
SEC Interpretations
      Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of notes, however, who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any participating broker-dealer who purchased the notes for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations by the staff of the SEC;

•	will not be able to tender its outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the exchange notes, unless the sale or transfer is made under an exemption from those requirements.
      We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange notes as it has in other interpretations to third parties.
      Each holder of outstanding notes, other than specified holders, who wishes to exchange such notes for the related exchange notes in the exchange offer will be required to make representations that:

•	any exchange notes to be received by it have been or will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes; and

•	it is not our affiliate.
      In addition, in connection with resales of exchange notes, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we have agreed, for a period of one year following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer.
Shelf Registration
      If:

(1) due to any change in law or the SEC’s policy, we are not permitted to effect the exchange offer or for any other reason the exchange offer is not consummated within 60 days following the effectiveness of the exchange offer registration statement; or

(2) any initial purchaser so requests with respect to outstanding notes that are not eligible to be exchanged for exchange notes in the exchange offer and that are held by it following consummation of the exchange offer or any holder (other than an initial purchaser) is not eligible to participate in the exchange offer; or

(3) any initial purchaser who participates in the exchange offer does not receive freely tradeable exchange notes in the exchange offer;
we will, in addition to or instead of effecting the registration of the exchange notes pursuant to the exchange offer registration statement, as the case may be,

(1) on or prior to 60 days after the earlier of any event in (1), (2) or (3) above, file with the SEC a shelf registration statement covering resales of the outstanding or exchange notes;

(2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than 150 days after the date of any event in (1), (2) or (3) above;

(3) use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (a) the date when all of the securities covered by the shelf registration statement have been sold pursuant to such shelf registration statement and (b) two years from the original issue date of the outstanding notes; and

(4) use our reasonable best efforts to ensure that the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement comply with the requirements of the Securities Act.
      We will, in the event of the filing of a shelf registration statement, provide to each holder of notes that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of notes that sells the notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to the holder, including indemnification obligations.
Additional Interest
      If a registration default occurs, which means one of the following events occurs:

•	the exchange offer is not consummated on or prior to the 60th calendar day following effectiveness of the exchange offer registration statement;

•	if required, a shelf registration statement with respect to the outstanding notes is not filed with the SEC on or prior to the date specified above;

•	if required, a shelf registration statement with respect to the outstanding notes is not declared effective on or prior to the date specified above; or

•	either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose without being succeeded within 45 business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective by the SEC within 15 business days;
then additional interest will accrue on the principal amount of the outstanding notes and the exchange notes (in addition to the stated interest on the outstanding notes and the exchange notes), from and including the date on which any such registration default shall occur to, but excluding, the date on which all registration defaults have been cured, at the rate of 0.25% per year during the first 90-day period immediately following the occurrence of such registration default. The additional interest rate shall increase by an additional 0.25% per year with respect to each subsequent 90-day period until all registration defaults have been cured; provided, however, that the additional interest rate referenced in this paragraph shall not exceed 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.
      The description in this prospectus of some of the provisions of the Registration Rights Agreement is a summary only. We urge you to read all the provisions of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.3 to our Form 8-K dated February 7, 2005, because it, and not this summary, defines your rights.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1) the exchange notes of each series bear a different CUSIP number from the related outstanding notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3) the holders of the exchange notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for additional interest on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.
      The exchange notes of each series will evidence the same debt as the outstanding notes of the related series and will be entitled to the benefits of the indenture.
      As of the date of this prospectus, $200,000,000 aggregate principal amount of the outstanding 4.80% senior notes were outstanding and $200,000,000 aggregate principal amount of the outstanding 5.45% senior notes were outstanding. We have fixed the close of business on July 12, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.
      We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.
      If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.
      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The term “expiration date” will mean 5:00 p.m., New York City time, on August 15, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.
      To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the registered holders of the outstanding notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

(1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision.

      Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the registered holders.
      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.
Interest on the Exchange Notes
      Interest on each exchange note will accrue from the last date as to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes. Interest on each series of the exchange notes is payable semi-annually on each February 15 and August 15, commencing on August 15, 2005.
Procedures For Tendering
      Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.
      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in DTC’s Automated Tender Offer Program (“ATOP”); (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.
      By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “The Exchange Offer — SEC Interpretations.” The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.
      The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.
      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.
      If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.
      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.
      All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
Guaranteed Delivery Procedures
      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A) the tender is made through a member firm of the Medallion System;

(B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C) the properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1) specify the name of the person having deposited the outstanding notes to be withdrawn;

(2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.
      All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions
      Notwithstanding any other term of the exchange offer, outstanding notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any outstanding notes, and we may terminate or amend the exchange offer as provided herein before the acceptance of such outstanding notes, if, because of any change in law, or applicable interpretations thereof by the SEC, we determine in our sole discretion that we are not permitted to effect the exchange offer. We have no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes from our affiliates or from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations thereof by the staff of the SEC or if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the “blue sky” or securities laws of substantially all of the states of the United States. Other than requirements under United States federal and state securities laws, we do not need to satisfy any regulatory requirements or obtain any regulatory approvals to conduct the exchange offer.
Exchange Agent
      J.P. Morgan Trust Company, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery should be directed to the exchange agent addressed as follows:
      By Hand or Overnight Courier:

J.P. Morgan Chase Bank, N.A.
Institutional Trust Services
Service Window
New York Plaza, First Floor
New York, New York 10004

By Mail or Overnight Courier:

J.P. Morgan Institutional Trust Services
2001 Bryan Street, 9th Floor
Dallas, Texas 75201

Facsimile Transmission:

(214) 468-6494

To Confirm Receipt of Facsimile by Telephone:

(313) 225-3415
      Delivery to an address other than set forth above will not constitute a valid delivery.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by our and our affiliates’ officers and regular employees.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.
      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment
      The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.
Consequences of Failure to Exchange
      The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act;

(2) in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

(3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available);

(4) in accordance with another exemption from the registration requirements of the Securities Act;

(5) to us; or

(6) pursuant to an effective registration statement under the Securities Act;
in each case, in accordance with any applicable securities laws of the states of the United States.
Resale of the Exchange Notes
      With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of its business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES
      The exchange notes of each series will be issued as a series of senior debt securities under an indenture, dated as of June 30, 1993, as supplemented, which we refer to as the “indenture,” between Detroit Edison and J.P. Morgan Trust Company, National Association, as successor trustee. We refer to J.P. Morgan Trust Company, National Association, or any successor or additional trustee, in its capacity as trustee under the indenture, as the “indenture trustee.”
      The exchange notes of each series will be limited in aggregate principal amount initially to $200,000,000. We may, without the consent of the holders, reopen either or both series of exchange notes to increase such principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the exchange notes being offered hereby, subject to compliance with any limitations on our ability to issue mortgage bonds securing such additional notes.
      Until the release date (as defined below), each series of exchange notes will be secured by a related series of mortgage bonds issued under our mortgage and delivered by us to the indenture trustee. See “— Provisions Applicable to Mortgage — Security and Priority” below. On the release date, the related series of mortgage bonds will no longer secure the exchange notes, and the exchange notes, together with all other notes secured by mortgage bonds subject to the release provisions, will, at our option, either become unsecured general obligations of Detroit Edison, ranking equally with all of Detroit Edison’s other unsecured senior indebtedness, or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage.
      Other than as described below under “— Provisions Applicable to Mortgage — Issuance of Additional Mortgage Bonds” with respect to limitations on the issuance of mortgage bonds, neither the indenture nor the mortgage limits our ability to incur indebtedness. In addition, neither the indenture nor the mortgage affords noteholders protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating.
      Each series of exchange notes will be in denominations of $1,000 and any integral multiple thereof. We will initially issue the exchange notes in the form of global securities (“Global Notes”), deposited with and registered in the name of The Depository Trust Company, as depositary, which we refer to as “DTC,” or its nominee. Except as described below, interests in the exchange notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “— Book-Entry Securities.”
Interest and Principal
      Each exchange note will accrue interest at the rate set forth on the cover page of this prospectus from the last date as to which interest was paid on the outstanding note surrendered in exchange or, if no interest has been paid on that note, from the original issue date of the outstanding notes. We will pay interest in arrears on February 15 and August 15 of each year, beginning August 15, 2005. Interest will be paid to the person in whose name the applicable exchange note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.
      The entire principal amount of the 4.80% senior exchange notes and 5.45% senior exchange notes will mature and become due and payable, together with any accrued and unpaid interest thereon, February 15, 2015 and February 15, 2035, respectively. The exchange notes are redeemable at the option of Detroit Edison as described below under “— Redemption — Optional Redemption.”
      “Business day” means any day other than a day on which banking institutions in the State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).

Registration, Transfer and Exchange
      Except as described under “— Book-Entry Securities,” owners of beneficial interests in a Global Note will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive physical delivery of any such exchange note and will not be considered the registered holder thereof under the indenture. Settlement and secondary trading in the exchange notes will be in same-day funds.
      The exchange notes of each series will be exchangeable for other notes of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and stated maturity (as defined in the indenture). The exchange notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the indenture trustee or at the office of any transfer agent designated by Detroit Edison for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the indenture. Such transfer or exchange will be effected upon the books of the indenture trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request.
      We will not be required (i) to issue, register the transfer of or exchange notes of any series during a period beginning at the opening of business 15 days before any selection of notes of that series to be redeemed and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (ii) to register the transfer of or exchange any such note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
Payment; Default on Interest Payments
      The principal of, and premium, if any, and the interest on the each series of exchange notes shall be payable at the office or agency of Detroit Edison maintained for that purpose in the Borough of Manhattan, the City of New York, in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of Detroit Edison by check mailed to the registered holder at the close of business on the regular record date at such address as shall appear in the security register.
      However, if we default in paying interest on a series of exchange notes, we will pay defaulted interest in either of the two following ways:

(i) We will first propose to the indenture trustee a payment date for such defaulted interest and we will deposit with the paying agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest. Next, the indenture trustee will choose a special record date for determining which holders are entitled to the payment. The special record date will be 10 days before the payment date we propose. Finally, the paying agent will pay such defaulted interest on the payment date to the holder of the debt security as of the close of business on the special record date.

(ii) Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements to any securities exchange on which such debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed.
Redemption

Optional Redemption
      The exchange notes of each series may be redeemed at our option, in whole at any time or in part from time to time. The optional redemption price for each series will be equal to the greater of:

•	100% of the principal amount of the exchange notes of such series being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes of such series being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) until stated maturity discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus 15 basis points in the case of 4.80% senior exchange notes and 20 basis points in the case of 5.45% senior exchange notes, in each case, as determined by the Reference Treasury Dealer (as defined below);

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on exchange notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the exchange notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
      If notice has been given as provided in the indenture and funds for the redemption of any exchange notes called for redemption have been made available on the redemption date, such exchange notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such exchange notes will be to receive payment of the redemption price.
      Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such exchange notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the exchange notes held by such holder to be redeemed.
      We will notify the indenture trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of exchange notes to be redeemed and their redemption date. If less than all of the notes of a series are to be redeemed, the indenture trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate. If we elect to redeem all or a portion of the exchange notes, that redemption will be conditional upon receipt by the paying agent or the indenture trustee of monies sufficient to pay the redemption price.
      “Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the exchange notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such exchange notes.
      “Comparable Treasury Price” means, with respect to any optional redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the indenture trustee obtains fewer than two such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
      “Reference Treasury Dealer” means (i) Barclays Capital Inc. and Citigroup Global Markets Inc. (or their affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the indenture trustee after consultation with us.
      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Other Redemption
      There is no sinking fund for the exchange notes, nor are the exchange notes otherwise subject to mandatory redemption.
Security
      Until the release date, each series of exchange notes will be secured by a series of mortgage bonds, as described below. Upon the issuance of the exchange notes, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for each series of the exchange notes, a series of mortgage bonds, which we refer to as the related series of mortgage bonds, in an aggregate principal amount equal to the aggregate principal amount of the related series of notes, under the mortgage.
      The related series of mortgage bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related notes and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related notes. The mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on a parity with all other general and refunding mortgage bonds of Detroit Edison. See “— Provisions Applicable to Mortgage — Security and Priority.” As of December 31, 2004, Detroit Edison had outstanding approximately $2.8 billion aggregate principal amount of mortgage bonds.
      Detroit Edison has agreed to issue the mortgage bonds in the name of the indenture trustee in its capacity as trustee under the indenture, and the indenture trustee has agreed to hold the mortgage bonds in such capacity under all circumstances and not transfer the mortgage bonds until the earlier of the release date or the prior retirement of the exchange notes through redemption, repurchase or otherwise. Payments that Detroit Edison makes on the exchange notes will satisfy its obligations with respect to corresponding payments due on the related series of mortgage bonds. See “— Provisions Applicable to Indenture — Satisfaction of Payment Obligations on the Mortgage Bonds.”
Provisions Applicable to Indenture

Satisfaction and Discharge
      Detroit Edison will be deemed to have paid and discharged the indebtedness on all the notes of a series and the indenture trustee will execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, will pay, or assign or transfer and deliver to Detroit Edison the related mortgage bonds issued in connection with the notes of such series if:

•	Detroit Edison has deposited or caused to be deposited with the indenture trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding notes of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be; or Detroit Edison has deposited or caused to be deposited with the indenture trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding notes of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be;

•	after giving effect to the satisfaction and discharge of the notes and to the release from the lien of the indenture of the mortgage bonds related to such notes and designated by us for such release, the aggregate principal amount of the mortgage bonds relating to all outstanding debt securities shall not be less than the aggregate principal amount of (and premium, if any) all outstanding debt securities of all such other series;

•	Detroit Edison has paid or caused to be paid all other sums payable with respect to the notes of such series; and

•	All other conditions specified with respect to the discharge of the notes of such series have been satisfied.

Events of Default
      Any one of the following events will constitute an event of default under the indenture with respect to the notes of any series:

•	failure to pay any interest on any note of that series when due, continued for 30 days;

•	failure to pay principal of (or premium, if any) on the notes of that series when due;

•	failure to comply with the provisions of the pledged mortgage bonds as set forth in the indenture;

•	failure to perform or breach of any other covenant or warranty of Detroit Edison in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than such notes), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving Detroit Edison; and

•	the occurrence of an “event of default” as such term is defined in the mortgage.
      If an event of default with respect to a series of notes occurs and is continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series, by notice as provided in the indenture, may declare the principal amount of such notes to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes of such series may, under certain circumstances, rescind and annul such acceleration.
      The indenture provides that within 90 days after the occurrence of any event of default thereunder with respect to the notes of such series, the indenture trustee shall transmit, in the manner set forth in the indenture, notice of such event of default to the holders of the notes of such series unless such event of default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any note of such series, the indenture trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the indenture trustee has in good faith determined that the withholding of such notice is in the interest of the holders of notes of such series.
      If an event of default occurs and is continuing with respect to a series of notes, the indenture trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of notes of such series by all appropriate judicial proceedings.
      The indenture provides that, subject to the duty of the indenture trustee during any default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the indenture trustee reasonable indemnity. Subject to such provisions for the indemnification of the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the notes of such series.

      In addition, the indenture provides that no holder of any note will have any right to institute any proceeding judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the indenture trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of notice, the indenture trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the indenture trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding notes of that series.
Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Modification and Waiver
      We and the indenture trustee may, without the consent of the holders, modify provisions of the indenture for certain purposes, including:

•	evidencing the succession of another entity to the company;

•	adding one or more covenants of the company for the benefit of the holders of all or any series of securities, or surrendering any right or power conferred upon the company with respect to all or any series of securities;

•	adding any additional events of default for all or any series of the securities;

•	providing for the issuance of bearer securities;

•	establishing the form or terms of securities of any series or any related coupons;

•	evidencing and providing for the acceptance of appointment of a separate or successor indenture trustee;

•	curing any ambiguity, correcting or supplementing any provision which may be inconsistent with any other provision of the indenture so long as such provisions do not adversely affect the interests of the holders in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to such extent to qualify the indenture under the Trust Indenture Act;

•	adding, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of the securities;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form; or

•	otherwise modifying, deleting or adding any provisions of the indenture that will become effective only with respect to securities issued thereafter.
      We and the indenture trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the notes of each series affected by the modification; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any notes;

•	reduce the principal amount of, or premium or interest on, any notes;

•	change the place of payment, coin or currency in which any notes or any premium or any interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any notes (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;

•	change any obligation of Detroit Edison to maintain an office or agency for payment on the notes;

•	modify or change any of the provisions in the indenture with respect to the mortgage or any of the provisions of the mortgage or the mortgage bonds in a manner adverse to the holders of the notes affected thereby; or

•	modify any of the above provisions.
      The holders of at least 66 2/3% in aggregate principal amount of notes of any series may, on behalf of the holders of all notes of that series, waive compliance by Detroit Edison with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of notes of any series may, on behalf of all holders of notes of that series, waive any past default and its consequences under the indenture with respect to the notes of that series, except a default (i) in the payment of principal of (or premium, if any) or any interest on any note of that series, or (ii) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note of that series.

Consolidation, Merger and Sale of Assets
      Detroit Edison may, without the consent of the holders of the notes, consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Detroit Edison or convey, transfer or lease its properties and assets substantially as an entirety to Detroit Edison, provided that any successor person assumes Detroit Edison’s obligations on the notes and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met. In the case of any such transaction in which Detroit Edison is not the surviving successor, except in the case of a lease, Detroit Edison will be relieved of its obligations under the notes and the indenture.

Satisfaction of Payment Obligations on the Mortgage Bonds
      The indenture provides that the obligation of Detroit Edison to make any payment of the principal of or interest on any related series of mortgage bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of or interest on the related series of notes, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of or interest on the mortgage bonds at any time will be deemed to have been satisfied and discharged to the extent that the amount of Detroit Edison’s obligation to make any payment of the principal of or interest on such mortgage bonds exceeds the obligation of Detroit Edison at that time to make any payment of the principal of or interest on the related series of notes.

Redemption of Mortgage Bonds
      Detroit Edison agrees in the indenture that upon the required payment of principal (or premium, if any), becoming due and payable with respect to a series of notes, it will redeem the related series of mortgage bonds in an aggregate principal amount equal to the amount becoming due and payable on such notes, plus accrued interest; provided, however, that Detroit Edison’s obligation to redeem such mortgage bonds will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the related series notes, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such notes shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, Detroit Edison covenants that it will not redeem the mortgage bonds or take any action that will result in the mortgage trustee or Detroit Edison incurring an obligation to redeem the mortgage bonds.

Voting of Mortgage Bonds
      The indenture provides that the indenture trustee will, as holder of the mortgage bonds delivered as the basis for the issuance of notes, attend such meetings of bondholders under the related mortgage, or deliver its proxy in connection therewith, as relates to matters with respect to which it, as such holder, is entitled to vote or consent. The indenture provides that, so long as no event of default as defined in the indenture has occurred and is continuing, the indenture trustee will, as holder of such mortgage bonds, vote or consent in favor of any amendments or modifications to the mortgage except that the indenture trustee will not vote on amendments or modifications correlative to any amendments or modifications of the indenture that would require the consent of holders of securities of any series without the prior written consent that would be required for such amendment or modification to the indenture.

Release Date
      The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions described herein, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets (as defined below under “— Covenants”) or 5% of our Capitalization (as defined below under “— Covenants”), have been retired through payment, redemption or otherwise. On the release date, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. Detroit Edison will be required to give notice to the holders of the notes of the occurrence of the release date.
      On the release date, the related series of mortgage bonds will no longer secure the exchange notes, and the exchange notes, together with all other notes secured by mortgage bonds subject to the release provisions, will, at Detroit Edison’s option, either become unsecured general obligations of Detroit Edison, ranking equally with all of Detroit Edison’s other unsecured senior indebtedness, or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. If Detroit Edison does not elect to have the notes become unsecured on the release date, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for such notes, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions of each series of substitute mortgage bonds will be identical to those of the related series of notes, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related series of notes then outstanding. The indenture does not specify the type or value of property to be covered by the substitute mortgage or the priority of the lien thereof on such property or limit the amount of substitute mortgage bonds that can be issued thereunder. As a result, it is possible that on and after the release date, the substitute mortgage bonds securing the notes would have neither the benefit of a first mortgage lien on the operating properties of Detroit Edison nor the benefit of the limitation on liens covenant described herein. In addition, until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.
      In the event that Detroit Edison elects to have the applicable notes become unsecured on the release date, Detroit Edison’s ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. See “— Covenants” below. In addition, on and after the release date, the occurrence of an “event of default,” as such term is defined in the mortgage, will no longer constitute an event of default under the indenture with respect to the notes. See “— Provisions Applicable to Indenture — Events of Default.” If the applicable notes are secured by substitute mortgage bonds, then the occurrence of a

“default,” as such term shall be defined in the substitute mortgage, will constitute an event of default under the indenture.
      As of December 31, 2004, other than the related series of mortgage bonds to be issued to secure the exchange notes offered hereby (but including the series of mortgage bonds securing the outstanding notes subject to the exchange offer), we had outstanding $1.99 billion of mortgage bonds that were issued as security for our senior notes, and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of December 31, 2004, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $1.23 billion, or 13.3% of our Net Tangible Assets and 20.8% of our Capitalization, of which approximately $523 million aggregate principal amount will not mature or be subject to redemption at our option prior to September 2011. Therefore, the release date is not expected to occur before September 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization.
      In addition, Detroit Edison may discharge and defease its obligations under the notes as described under “— Provisions Applicable to Indenture — Satisfaction and Discharge.” Upon compliance by Detroit Edison with the conditions to discharge and defeasance of the notes, the notes would no longer be secured by the related series of mortgage bonds. In addition to satisfying the conditions for defeasance, as a condition to discharge and defeasance of such notes, Detroit Edison must deliver to the indenture trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by Detroit Edison, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the supplemental indenture relating to the notes.

Covenants
      The indenture contains covenants that, among other things, limit our ability to incur certain liens or engage in certain sale-leaseback transactions on or after the release date, unless substitute mortgage bonds are issued to secure the notes.
      As used in this prospectus, the following terms have the meanings indicated:

“Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on capital stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.

“Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.

“Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

“Operating Property” means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the supplemental indenture relating to the notes and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

“Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

Limitations on Liens
      The indenture provides that, from and after the release date, unless substitute mortgage bonds are issued to secure the notes, so long as any notes are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon Operating Property owned by us, whether owned at the release date or subsequently acquired, without effectively securing the notes (together with, if we shall so determine, any other indebtedness of ours ranking equally with the notes) equally and ratably with the Debt (but only so long as the Debt is so secured).
      The foregoing restriction will not apply to:

•	Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;

•	Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us, provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation or other disposition and is not created in contemplation of the merger, consolidation or other disposition;

•	Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within 6 months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18-month period;

•	Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

•	Any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the exceptions listed above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.
      Notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions, and Sale and Lease-Back Transactions that are permitted by the first sentence of “— Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or (ii) the assets of any of our subsidiaries.

Limitations on Sale and Lease-Back Transactions
      The indenture provides that so long as the notes are outstanding from and after the release date, unless substitute mortgage bonds are issued to secure the notes, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (i) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to “— Limitations on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the notes, (ii) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under “— Limitations on Liens,” at least $1.00 of additional Debt secured by liens (other than Liens permitted by clause (i)), or (iii) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of notes or other debt of Detroit Edison ranking equally with the notes, subject to reduction for notes and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Surrender and Exchange of Mortgage Bonds
      The indenture trustee will surrender to the mortgage trustee for cancellation the mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of any other mortgage bonds delivered to and pledged with the indenture trustee pursuant to the indenture in exchange therefor, provided that the mortgage bonds so delivered to and pledged with the indenture trustee contain no provisions that would impair the benefit of the lien of the mortgage in favor of the holders of the related secured notes.

Provisions Applicable to Mortgage
      The general and refunding mortgage bonds, which we refer to as the “mortgage bonds,” will be issued under and secured by the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and J.P. Morgan Trust Company, National Association, as successor trustee, as amended and supplemented, which we refer to as the “mortgage.” We refer to J.P. Morgan Trust Company, National Association, or any successor or additional trustee, in its capacity as trustee under the mortgage, as the “mortgage trustee.”

Security and Priority
      Each related series of mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on a parity with Detroit Edison’s other first mortgage bonds. The mortgage is a first lien (subject only to excepted encumbrances as described in the mortgage) on a substantial portion of Detroit Edison’s properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by Detroit Edison, except that (i) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by Detroit Edison, (ii) the mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (iii) the mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to Detroit Edison. The mortgage is not a lien on (a) equipment, materials or supplies purchased for resale or (b) securities or cash not specifically pledged and deposited with the mortgage trustee.
      The mortgage bonds will rank equally as to security with all mortgage bonds of all other series outstanding under the mortgage except as provided in Section 3 of Article VI of the mortgage, the mortgage trustee may, when in possession during a default, apply any residue of collections to payment of principal of such mortgage bonds as are then due if all of the mortgage bonds have not become due.
      Detroit Edison has good and marketable title to all properties standing of record in its name (which include all of those properties on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon, other than pollution control facilities standing in the names of certain municipalities that are being sold to Detroit Edison pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant), subject to the lien of the mortgage and subject to minor exceptions, defects, irregularities and deficiencies that, in the opinion of Detroit Edison, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its distribution facilities as are located on public or other property.

Issuance of Additional Mortgage Bonds
      Additional mortgage bonds may be issued under the mortgage on the basis of:

•	60% of the cost or fair value to Detroit Edison (whichever is less) of property additions (as detailed below) that have not previously been taken into account for other purposes under the mortgage;

•	retired bonds in the same principal amount that have not previously been taken into account for other purposes under the mortgage; and

•	cash deposited with the mortgage trustee in the same amount.
      Property additions include property, real and personal, used in the business of generating, transmitting or distributing electricity or gas, or power or heat by means of steam or hot water, and, with certain exceptions, located in the State of Michigan. Property additions do not include property acquired or constructed to keep the mortgaged property in working order or merely to replace obsolete or worn out property, except for the excess over the original cost.
      Bonds may not be issued on the basis of property additions or deposited cash unless earnings of Detroit Edison (after all operating expenses including all taxes, but excluding depreciation and interest charges) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all mortgage bonds then outstanding under the mortgage, all mortgage bonds then applied for, all prior lien bonds if there are any outstanding and any other indebtedness secured by a lien superior to the mortgage on any portion of the trust estate.
      At December 31, 2004, we could have issued approximately $4.9 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 5.0% for purposes of the earnings test, and approximately $1.84 billion of mortgage bonds on the basis of mortgage bond retirements.
      Cash deposited with the mortgage trustee as the basis for the issuance of additional mortgage bonds may be withdrawn by Detroit Edison up to an amount equal to the aggregate principal amount of mortgage bonds to the authentication and delivery of which Detroit Edison shall have become entitled on the basis of property additions, or equal to the aggregate principal amount of mortgage bonds theretofore authenticated and delivered under the mortgage which are delivered to the mortgage trustee for cancellation.

Release of Property
      Detroit Edison may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the mortgage bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the mortgage, all in the ordinary course of business. Detroit Edison may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the mortgage requirements, including, without limitation, the delivery to the mortgage trustee of cash in an amount or retired bonds in a principal amount, and/or the certification to the mortgage trustee of property additions having a fair value, equal in the aggregate to the fair value of the property to be released. The mortgage trustee is required to report annually to the mortgage bondholders with respect to any release, or release and substitution of property.
      Cash deposited with the mortgage trustee in connection with the release of property may, among other things, be paid over to Detroit Edison in an amount equal to the amount of property additions, on the principal amount of retired bonds, certified for this purpose.

Consolidation, Merger and Sale of Assets
      Detroit Edison may, without the consent of the holders of the notes, consolidate or merge with or into, or convey or lease substantially all the properties subject to the mortgage as an entirety to, any corporation lawfully entitled to acquire and operate the same, or may permit any such corporation to consolidate or merge with or into Detroit Edison, or convey, transfer or lease substantially all the properties subject to the mortgage as an entirety to Detroit Edison, provided that any successor corporation assumes Detroit Edison’s obligations on the mortgage bonds and under the mortgage; provided, however, that no such consolidation, merger, conveyance, or lease shall impair the lien and security of the mortgage or any of the rights and powers of the mortgage trustee or the bondholders thereunder, and provided that any such lease shall be made expressly subject to immediate termination by Detroit Edison or by the mortgage trustee at any time upon the happening of an event of default, and that certain other conditions are met.

Modification
      Detroit Edison and the mortgage trustee may modify the mortgage and the rights and obligations of Detroit Edison and of the mortgage bondholders with the consent of Detroit Edison and of the holders of 85% of the principal amount of mortgage bonds outstanding, provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on parity with the lien of the mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of mortgage bondholders necessary to consent to such modification.

      The mortgage also provides that Detroit Edison and the mortgage trustee may enter into supplemental indentures, without the consent of the bondholders, for the purposes of:

•	adding to the conditions, limitations and restrictions on the authentication and delivery of bonds under the mortgage;

•	adding to the covenants and agreements of Detroit Edison;

•	evidencing new series of bonds;

•	evidencing the succession of another corporation to Detroit Edison;

•	conveying, transferring, and assigning additional properties, securities, and franchises to the mortgage trustee;

•	providing a sinking, amortization, improvement or other analogous fund for the purchase, redemption or other retirement of any bonds; or

•	curing any ambiguities, or curing, correcting or supplementing any defect or inconsistent provision contained in the mortgage as supplemented.
      The mortgage also provides that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act.

Events of Default and Remedies
      The following events of default are applicable to the mortgage bonds:

•	failure to pay interest when due on the mortgage bonds, continued for 90 days;

•	failure to pay principal of the mortgage bonds when due;

•	failure to pay interest on outstanding underlying or prior lien bonds when due, continued for 90 days;

•	failure to pay principal of outstanding underlying or prior lien bonds when due;

•	failure to perform or observe covenants, agreements or conditions contained in the mortgage, continued for 90 days after notice of default; and

•	insolvency or adjudication of bankruptcy or appointment of a receiver not removed or discharged within 90 days.
      If an event of default under the mortgage occurs and is continuing, the mortgage trustee may, and the holders of at least 25% in principal amount of outstanding mortgage bonds may, and upon the request of the holders of at least a majority in principal amount of outstanding mortgage bonds the mortgage trustee will, by notice as provided in the mortgage, declare the principal of all outstanding mortgage bonds, together with accrued interest thereon, to be immediately due and payable. If, at any time after any such declaration of acceleration, and before any sale of the trust estate has been made, all arrears of interest have been paid and all other defaults, if any, have been remedied or secured, then the holders of a majority in principal amount of outstanding mortgage bonds may, by notice as provided in the mortgage, waive such default and its consequences and rescind such declaration, but no such waiver will extend to any subsequent default.
      If an event of default occurs and is continuing, the mortgage trustee may:

•	take possession of the trust estate and hold, use, operate, manage and control the same;

•	sell the trust estate; and

•	enforce its rights and the rights of the mortgage bondholders by appropriate judicial proceeding at law or in equity.
      The holders of a majority in aggregate principal amount of outstanding mortgage bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the mortgage. The holders of not less than a majority in aggregate principal amount, upon providing reasonable security and indemnity to the mortgage trustee, can require the mortgage trustee to take action toward the execution or enforcement of the trusts created by the mortgage.
      No holder of any mortgage bond will have the right to institute any proceeding for the foreclosure of the mortgage or for the enforcement of any other remedy under the mortgage unless:

•	such holder has previously given the mortgage trustee notice of default;

•	the holders of 25% in aggregate principal amount of outstanding mortgage bonds have requested the mortgage trustee, and afforded it a reasonable opportunity, to institute such proceeding in its own name;

•	such holder or holders have offered the mortgage trustee adequate security and indemnity against costs, expenses and liabilities; and

•	the mortgage trustee has refused or neglected to comply with such request within a reasonable time.
      No holder of mortgage bonds will have any right in any manner to affect, disturb or prejudice the lien of the mortgage.
      Nothing in the mortgage, however, will affect or impair the right of any bondholder, which is absolute and unconditional, to enforce payment of the principal and interest of his bonds.
      The laws of the various states in which the trust estate is located may limit or deny the ability of the mortgage trustee to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

Evidence of Compliance
      Detroit Edison is required to furnish to the mortgage trustee an opinion of counsel as to recordation of the supplemental indenture for the related series of mortgage bonds and an annual opinion as to recording, filing, re-recording and re-filing of the mortgage and supplements thereto. Detroit Edison is also required to furnish to the mortgage trustee an annual certificate of its officers as to compliance with certain provisions of the mortgage.
Concerning the Trustees
      J.P. Morgan Trust Company, National Association is the trustee under the indenture (as successor to Bank One Trust Company, National Association) and the trustee under the mortgage (as successor to Bank One, National Association). Affiliates of J.P. Morgan Trust Company, National Association act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of J.P. Morgan Trust Company, National Association, in its capacity as indenture trustee and mortgage trustee, should it become a creditor of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each of the indenture trustee and the mortgage trustee is permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if either such trustee acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.
Book-Entry Securities
      The exchange notes of each series initially will be in the form of one or more Global Notes. Upon issuance, the Global Notes will be deposited with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC’s direct participants and indirect participants (each as described below).

      DTC may discontinue providing its services as securities depositary with respect to the exchange notes of either or both series at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book entry transfers through DTC (or a successor depositary) with respect to the exchange notes of either or both series. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the applicable notes will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations. Payments of principal, premium, if any, and interest will be made to DTC in immediately available funds.

Depositary Procedures
      Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources that we believe to be reliable. We make no representation as to the accuracy of such information.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC.
      Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each securities (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.
      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC.
      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Detroit Edison as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
      Redemption proceeds, principal of and interest on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Detroit Edison or its agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (nor its nominee), agent or Detroit Edison, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal of and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Detroit Edison or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
RATINGS
      Fitch Ratings has assigned each series of exchange notes a rating of A-. Such ratings reflect only the views of the ratings agency and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from Fitch Ratings at the following address: 1 State Street Plaza, New York, New York 10004. The security rating may be subject to revision or withdrawal at any time. Accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agency if, in its judgment, circumstances warrant. Detroit Edison has not undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the exchange notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the exchange notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of the material U.S. federal income and, for certain foreign persons, estate tax consequences of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This discussion is for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This discussion also does not address the U.S. federal income tax consequences of ownership of exchange notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	traders in securities who elect to use a mark-to-market method of accounting;

•	tax-exempt entities;

•	banks and other financial institutions;

•	thrifts;

•	insurance companies;

•	persons that hold the notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction”;

•	expatriates;

•	U.S. holders (as defined below) that have a “functional currency” other than the U.S. dollar; and

•	pass-through entities (e.g., partnerships) or investors who hold the notes through pass-through entities.
      In addition, this discussion is limited to the U.S. federal income tax consequences to holders that purchased the outstanding notes for cash, at their original issue price, pursuant to the initial offering and that exchange such outstanding notes for exchange notes pursuant to this exchange. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.
      This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and will not seek any rulings or opinions from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange of outstanding notes for exchange notes or the ownership or disposition of the exchange notes which are different from those discussed below.
      If you are considering exchanging outstanding notes for exchange notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes, and the application of the U.S. federal income tax laws to your particular situation.
Receipt of Exchange Notes
      The exchange of outstanding notes for exchange notes should not be a taxable exchange. As a result:

•	you should not recognize taxable gain or loss when you receive exchange notes in exchange for outstanding notes;

•	your holding period for the exchange notes should include your holding period for the outstanding notes; and

•	your basis in the exchange notes should equal your basis in the outstanding notes.

U.S. Holders
      A “U.S. holder” is a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any of its states, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if the trust existed on April 20, 1996 and has validly elected to continue to be treated as a domestic trust.

Taxation of Interest
      Interest on the exchange notes is generally taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.
      In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest over the term of the instrument to the extent the “original issue discount” is not de minimis. The outstanding notes were not issued with more than a de minimis amount of original issue discount, and, therefore, the exchange notes will not have original issue discount.

Sale or Other Disposition of Exchange Notes
      You generally must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other disposition of an exchange note. The amount of your gain or loss equals the difference between the amount you receive for the exchange note (to the extent such amount does not represent accrued but unpaid interest, which will be treated as such), minus your adjusted tax basis in the exchange note. Your initial tax basis in an exchange note generally is the price you paid for the outstanding note. Any such gain or loss on a taxable disposition of an exchange will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such exchange note for more than one year.
Non-U.S. Holders
      A non-U.S. holder is a beneficial owner of exchange notes that is not a U.S. holder and is not a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Withholding Tax on Payments on the Exchange Notes
      Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock; or

•	a controlled foreign corporation related (directly or indirectly) to us through stock ownership.

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.
      Additional exemptions may apply to holders who hold exchange notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.
      If interest on an exchange note is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax). Payments of such interest will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with an IRS Form W-8ECI.
      A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest on the exchange notes.
      Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale or Other Disposition of Exchange Notes
      As discussed above, the exchange of outstanding notes for exchange notes pursuant to this exchange offer should not be a taxable exchange and, therefore, should not be subject to U.S. federal income tax. In addition, subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of an exchange note generally will not be subject to U.S. federal income or withholding tax, unless:

•	such gain is income or gain that is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the United States; or

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.
      If the first bullet point applies, non-U.S. holders generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. If the second bullet point applies, non-U.S. holders generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale, exchange, retirement or other disposition of the exchange notes) exceed capital losses allocable to U.S. sources.

U.S. Federal Estate Tax
      An exchange note held or treated as held by an individual who is not a citizen or resident of the U.S. at the time of his or her death will not be subject to U.S. federal estate tax provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and

(2) interest on the exchange note, if received by the non-U.S. holder at death, would not have been effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.
Information Reporting and Backup Withholding
      Payments of principal and interest made by us on, or the proceeds of the sale or other disposition of, the exchange notes may be subject to information reporting. In addition, if you are a U.S. holder, such payments will be subject to U.S. federal backup withholding tax unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. If you are a non-U.S. holder, you may be required to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax with respect to our payments on, or the proceeds from the disposition of, the exchange notes. The backup withholding tax rate is currently 28%. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against the holder’s U.S. federal income tax liability, provided required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes.
      The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any securities exchange or include the exchange notes in any automatic quotation system. In addition, market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

EXPERTS
      The consolidated financial statements and related financial statement schedule of The Detroit Edison Company incorporated in this prospectus by reference from our Annual Report on Form 10-K, as amended by Form 10-K/ A, for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations in 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      With respect to the unaudited interim financial information for the periods ended March 31, 2005 and 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the Standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because such report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We maintain a web site at http://www.detroitedison.com (which is not intended to be an active hyperlink), that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
      We can “incorporate by reference” the information we file with the SEC, which means that we can disclose important business and financial information about Detroit Edison by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and subsequent to the date of this prospectus, until the offering of the notes is terminated, we incorporate any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2004, as amended by Form 10-K/A;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	Current Reports on Form 8-K dated February 7, 2005, April 6, 2005 and July 12, 2005.
      Each of these documents is available from the SEC’s web site and public reference room described above. Detroit Edison will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost to you, by writing or telephoning Detroit Edison, at our principal executive office, which is:
The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226-1279
(313) 235-4000

OFFER TO EXCHANGE

PROSPECTUS

4.80% 2005 Series A Senior Notes due 2015
and
5.45% 2005 Series B Senior Notes due 2035